EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of December 30, 2013 by and between HMS Income Fund, Inc. (the “Company”) and HMS Adviser LP (the “Adviser”).

WHEREAS, the Company maintains on file with the U.S. Securities and Exchange Commission an effective registration statement on Form N-2 (File No. 333-178548) covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933, as amended (the “Registration Statement”);

WHEREAS, the Company and the Adviser have entered into an Investment Advisory and Administrative Services Agreement dated as of May 31, 2012 (the “Advisory Agreement”);

WHEREAS, the Company, the Adviser, Main Street Capital Corporation (“Main Street”) and Main Street Capital Partners, LLC (“Main Street Partners and, together with Main Street, the “Sub-Adviser”) have entered into an Investment Sub-Advisory Agreement dated as of May 31, 2012 (the “Sub-Advisory Agreement” and, together with the Advisory Agreement, the “Advisory Agreements”);

WHEREAS, the Company, the Adviser and the Sub-Adviser are parties to that certain Amended and Restated Conditional Fee Waiver Agreement, dated as of March 26, 2013 and as amended on May 14, 2013, June 28, 2013 and December 30, 2013 (such agreement, as amended from time to time, the “Conditional Fee Waiver Agreement”), pursuant to which, until December 31, 2014, the Adviser may waive, and until December 31, 2013, the Sub-Adviser may waive, all base management fees and incentive fees under the Advisory Agreement upon the occurrence of any event, which in the Advisers’ sole discretion is deemed necessary; and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.    EXPENSE SUPPORT PAYMENTS

Until March 31, 2014, or a prior date mutually agreed to by both parties, the Adviser, at its sole discretion and in consultation with the Company, hereby agrees to pay to the Company, up to 100% of the Company Operating Expenses in order for the Company to achieve a reasonable level of expenses in relation to its investment income (the “Operating Expense Objective”). Any payment made by the Adviser pursuant to the preceding sentence shall be referred to herein as an “Expense Support Payment.” Upon determination by the Adviser to make any Expense Support Payment, the Adviser shall promptly notify the Company of such Expense Support Payment. The Adviser’s obligation to make Expense Support Payments during the Expense Support Payment period shall automatically become a liability of the Adviser and the right to such Expense Support Payment shall be an asset of the Company upon receipt of notification of payment from the Adviser. Any Expense Support Payment shall be paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts otherwise due from the Company to the Adviser.

For purposes of this Agreement, “Company Operating Expenses” means third party operating costs and expenses incurred by the Company between January 1, 2014 and March 31, 2014, as determined under generally accepted accounting principles for investment management companies.

2.    REIMBURSEMENT PAYMENTS

2.1 CONDITIONAL REIMBURSEMENT. Subject to the approval of the Company’s board of directors (the “Board”), the Company hereby agrees to reimburse the Adviser (each, a “Reimbursement Payment”) in an amount, in the aggregate, equal to the unreimbursed Expense Support Payments, or such lesser amount as determined appropriate by the Board, following any calendar quarter in which the Board determines that the Company has achieved the Operating Expense Objective described in Section 1 during such calendar quarter. If payable and approved by the Board, the Reimbursement Payment for any calendar quarter shall be paid by the Company to the Adviser no later than ninety (90) days after the end of such calendar quarter.

2.2 MANDATORY REIMBURSEMENT. If the Company exceeds the Operating Expense Objective during the year ending December 31, 2014, the Company will make a payment to the Adviser in the amount of such excess, up to the amount of any Expense Support Payment previously made under this Agreement (the “Mandatory Reimbursement Payment”). Any Mandatory Reimbursement Payment under this Agreement will be determined by the Adviser and the Company’s management, and any Mandatory Reimbursement Payment will not be subject to approval by the Board. The Company’s obligation to make any Mandatory Reimbursement Payment shall become a liability of the Company and the right to such reimbursement shall be an asset of the Adviser upon determination by the Adviser and the Company of any Mandatory Reimbursement Payment. Any Mandatory Reimbursement Payment shall be paid by the Company to the Adviser within ninety (90) days following notification of the determination of a Mandatory Reimbursement Payment. Any Expense Support Payment not previously reimbursed under Section 2.1 shall be reduced by any such Mandatory Reimbursement Payment. To the extent any portion of any Expense Support Payment remains unreimbursed after the application of any Mandatory Reimbursement Payment, such outstanding Expense Support Payment amounts will be subject to conditional reimbursement as set forth under Section 2.1.

2.3 PRIORITY AND TIMING OF PAYMENTS. Any Reimbursement Payment under this Agreement shall be made only after all outstanding Expense Support Payments from the Adviser to the Company under the Expense Support and Conditional Reimbursement Agreement by and between the Company and Adviser dated November 11, 2013 (the “2013 Expense Support Agreement”) have been reimbursed by the Company. Any Mandatory Reimbursement Payment payable under this Agreement, however, shall be paid irrespective of any outstanding amounts due from the Company to the Adviser under the 2013 Expense Support Agreement.

The repayment of all Expense Support Payments is to be made within a period not to exceed three (3) years from the date each respective Expense Support Payment is determined. Expense Support Payments which remain unreimbursed three (3) years after payment will be considered permanently waived and no longer eligible for reimbursement by the Company under this Agreement.

The parties hereto agree that, to the extent that reimbursement of Expense Support Payments are payable in accordance with Section 2.1 or Section 2.2, such Reimbursement Payments and/or Mandatory Reimbursement Payments, as applicable, shall have priority over, and shall be made before, any reimbursements of waived base management fees and/or incentive fees under the Advisory Agreements, as waived pursuant to the Conditional Fee Waiver Agreement. Notwithstanding the foregoing, payment of current base management fees and/or incentive fees under the Advisory Agreements, to the extent that they have not been waived by the Adviser and/or the Sub-Adviser, shall have priority over, and shall be made before, any Reimbursement Payments or Mandatory Reimbursement Payment hereunder.

3.    TERM AND TERMINATION OF AGREEMENT.

3.1 TERM OF AGREEMENT. This Agreement shall become effective immediately upon the date hereof. Once effective, this Agreement shall remain in effect unless otherwise terminated pursuant to Section 3.2 hereof. If an Expense Support Payment has not been reimbursed within a period not to exceed three (3) years from the date each respective Expense Support Payment is made, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated by either the Company or the Adviser upon written notice to the other party, except that once effective, the Adviser may not terminate its obligations under Section 1. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement or (b) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (a) of this Section 3.2, the Company agrees to make a repayment to the Adviser in an amount equal to all Expense Support Payments paid by the Adviser to the Company within the last three (3) years prior to the date of such termination pursuant to clause (a) of this Section 3.2 that have not been previously reimbursed. Such repayment shall be made to the Adviser not later than sixty (60) days after such termination of this Agreement.

4.    MISCELLANEOUS.

4.1 HEADINGS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2 INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of Texas or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the 1940 Act and/or the Advisers Act shall control, as applicable. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or the Company’s Amended and Restated Bylaws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

4.3 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

4.5 RIC QUALIFICATION. Nothing in this Agreement shall be construed to require any party to perform any act, or to refrain from taking action, where such action or inaction would result in the Company not being able to obtain or maintain its qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (“RIC Qualification”). To the extent the Company and the Adviser mutually agree, in consultation with their counsel, consultants and other advisers, that any payment of a Company Operating Expense by the Adviser pursuant to this Agreement could be construed in such a manner as to create a material risk that the Company could fail to obtain or maintain its RIC Qualification, then the payment of such Company Operating Expense shall constitute a loan from the Adviser to the Company and the Company shall be required to repay such loan (with interest accruing at the applicable federal rate) on demand. The purpose of this Section 4.5 is to ensure that the existence or application of any term of this Agreement does not result in the Company’s failure to obtain or maintain its RIC Qualification.

4.6 AMENDMENTS AND COUNTERPARTS. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

[Signature Page Follows]

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

HMS INCOME FUND, INC.

By: /s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary

HMS ADVISER LP

By: HMS ADVISER GP, its general partner

By: /s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary
ACKNOWLEDGEMENT:

The undersigned, Main Street Capital Corporation and Main Street Capital Partners, LLC, execute this Agreement solely for the purpose of evidencing their acknowledgement of its execution and their consent to the payment priority set forth in Section 2.3 hereof.

MAIN STREET CAPITAL CORPORATION

By: /s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: Senior Vice President

MAIN STREET CAPITAL PARTNERS, LLC

By: /s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: Senior Vice President